EXHIBIT 10.1.29

BEACON POWER CORPORATION

RESTRICTED STOCK UNIT AND OPTION AGREEMENT

This Restricted Stock Unit and Option Agreement (this “Agreement”), dated as of May 8, 2006 (the “Effective Date”), is by and between Beacon Power Corporation (the “Company”) and Matthew L. Lazarewicz (“Executive”), an executive officer of the Company.

WHEREAS, this Agreement is intended to provide Executive deferred compensation in the form of restricted stock units (or “RSUs”) that convert into shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), with Executive having the right to convert his RSUs into shares at any time after vesting;

WHEREAS, this Agreement is also intended to provide Executive with a non-qualified stock option to purchase shares of the Common Stock pursuant to the terms and conditions set forth herein;

NOW THEREFORE, it is agreed as follows:

ARTICLE I.	RESTRICTED STOCK UNIT AWARD

1.1           Restricted Stock Unit Award. Subject to the terms and conditions of this Agreement and pursuant to the Company’s Third Amended and Restated 1998 Stock Incentive Plan (the “Plan”), the Company hereafter will grant RSUs to Executive in accordance with the vesting table set forth below. On each vesting date set forth below (each a “Vesting Date”), the Company shall be considered to have awarded RSUs in the indicated amount to the Executive.

% of total RSUs Vested	Vesting Date	RSUs Vested on Vesting Date	Total RSUs Vested to Date
16.66%	June 30, 2006	1,514	1,514
8.33%	September 30, 2006	757	2,271
8.33%	December 31, 2006	757	3,028
8.33%	March 31, 2007	757	3,785
8.33%	June 30, 2007	757	4,542
8.33%	September 30, 2007	757	5,299
8.33%	December 31, 2007	757	6,056
8.33%	March 31, 2008	757	6,813
8.33%	June 30, 2008	757	7,570
8.33%	September 30, 2008	757	8,327
8.37%	December 31, 2008	757	9,084

1.2           Conversion to Common Stock. Each vested RSU shall convert into one (1) share of Common Stock on the applicable Vesting Date; provided, that, if the applicable Vesting Date occurs during a period in which Executive is (a) subject to a lock-up agreement restricting Executive’s ability to sell Common Stock in the open market, (b) restricted from selling Common Stock in the open market because a trading window is not available, in the opinion of Company, or (c) trading is otherwise not appropriate, in the reasonable and good faith opinion of Company, such conversion of vested RSUs into shares of Common Stock shall be delayed until the date immediately following the expiration of the lock-up agreement or the opening of a trading window or confirmation by Company that trading is appropriate, as the case may be.

ARTICLE II.	NON-QUALIFIED STOCK OPTION GRANT

2.1           Grant of Option. The Company hereby grants Executive an option (the “Option”) to purchase, as a whole or in part, on the terms provided herein and in the Plan the shares (the “Shares”) of Common Stock at an exercise price per share, as set forth below:

Shares:	Exercise Price:
46,602	$1.58

Unless earlier terminated, the Option shall expire one day before its 10th anniversary (the “Final Exercise Date”). It is intended that the Option shall be a non-qualified stock option.

2.2           Vesting Schedule. Subject to the other terms of this Agreement regarding the exercisability of the Option, the Shares shall become vest and become exercisable, as follows; provided, however, that as of each relevant vesting date, Executive’s employment with the Company has not terminated:

% of total Shares Vested	Vesting Date	Shares Vested on Vesting Date	Total Shares Vested to Date
16.66%	June 30, 2006	7,766	7,766
8.33%	September 30, 2006	3,883	11,649
8.33%	December 31, 2006	3,883	15,532
8.33%	March 31, 2007	3,883	19,415
8.33%	June 30, 2007	3,883	23,298
8.33%	September 30, 2007	3,883	27,181
8.33%	December 31, 2007	3,883	31,064
8.33%	March 31, 2008	3,883	34,947
8.33%	June 30, 2008	3,883	38,830
8.33%	September 30, 2008	3,883	42,713
8.37%	December 31, 2008	3,889	46,602

The right of exercise shall be cumulative so that to the extent the Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, as a whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of the Option under this Agreement or the Plan.

2.3	Exercise of Option.

(a)            Form of Exercise. Each election to exercise the Option shall be in writing, signed by Executive, and received by the Company at its principal office, accompanied by a copy of this Agreement and by payment in full as provided below. Executive may purchase less than the number of Shares covered by the Option, provided that no partial exercise of the Option may be for any fractional share or for fewer than 100 whole shares of Common Stock. Payment shall be as follows:

(i)	in cash or by check, payable to the order of the Company;

(ii)           in the sole discretion of the authorized administrator of the Plan, (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price or (B) delivery by Executive to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

(iii)           delivery of shares of Common Stock owned by Executive valued at fair market value, as determined in the sole discretion of the board of directors of the Company, which Common Stock was owned by Executive at least six months prior to such delivery;

(iv)           to the extent permitted by the authorized administrator of the Plan, in its sole discretion, by payment of such other lawful consideration as the authorized administrator of the Plan may determine; or

(v)	any combination of the above permitted forms of payment.

A certificate or certificates for the Shares purchased shall be issued by the Company after the exercise of the Option and payment therefor, including the provision for any federal and state withholding taxes, and other applicable employment taxes.

(b)           Continuous Relationship with the Company Required. Except as otherwise provided in Article III, the Option may not be exercised unless Executive, at the time he exercises the Option, is, and has been at all times since the Effective Date, an employee of the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE III.	TERMINATION OF EMPLOYMENT

3.1	Termination of Employment.

(a)           General. Except as indicated below in (b), if Executive terminates his employment for any reason, including by resignation, or if the Company terminates his employment with or without a Breach of Conduct (as defined below), Executive may retain all RSUs and Shares underlying the Option that have vested before the Termination Notice Date (as defined below). However, he will not be entitled to receive and shall forfeit any interest in RSUs and Shares underlying the Option that are scheduled to be vested after the Termination Notice Date.

The “Termination Notice Date” means the date on which Executive resigns (or if earlier, the date on which Executive notifies Company that Executive will resign), or the date on which Company terminates the employment for or without a Breach of Conduct (or if earlier, the date on which the Company notifies Executive that employment will be so terminated).

(b)            Special Rules for Options. In the case of termination of employment by reason of death, disability (as defined under the Executive's employment agreement), resignation or without Breach of Conduct, the vested Shares underlying the Option will expire if not exercised within 365 days after the Termination Notice Date. In the case of termination of employment for Breach of Conduct, all vested Shares underlying the Option will expire immediately on the written declaration of the authorized administrator of the Plan.

Such declaration shall be communicated in writing to Executive. In addition, the Company may, in its sole discretion, by written notice, demand that any or all stock certificates for Shares acquired pursuant to the exercise of the Option, or any profit realized from the sale or transfer of such Shares, be returned to the Company within five days of receipt of such notice, and any exercise price paid by Executive shall be returned to Executive by the Company immediately thereafter, without interest. The Company shall be entitled to reimbursement of reasonable attorney fees and expenses incurred in seeking to enforce its rights under this paragraph.

“Breach of Conduct” shall mean activities which constitute a serious breach of conduct that, only if possible to cure as determined by the authorized administrator of the Plan in its sole discretion, is not cured within 30 days after receipt of written notice to Executive, including, but not limited to: (i) the disclosure or misuse of confidential information, trade secrets or other intellectual property of the Company or third parties who have disclosed such information, secrets or intellectual property to the Company or a company that controls, is controlled by or is under common control with the Company (collectively, an “Affiliate”), (ii) activities in violation of the policies of the Company or any Affiliate, including without limitation, the Company’s insider trading policy; (iii) the violation or breach of any material provision in any applicable contract or agreement between Executive and the Company (or an Affiliate), including, for example, a violation or breach which is grounds for discharge for cause; (iv) engaging in conduct relating to Executive’s employment for which either criminal or civil penalties have been sought; (v) engaging in activities which adversely affect or which are contrary or harmful to the interests of the Company or Affiliate, or (vi) in the event that Executive and Company have not signed a noncompetition agreement (which therefore otherwise would govern issues of noncompetition), engaging in competition with the Company or any Affiliate or soliciting their respective employees or customers on behalf of some other entity during employment or within one year following termination of employment with the Company or Affiliate. The determination of Breach of Conduct shall be determined by the authorized administrator of the Plan in good faith and in its sole discretion.

ARTICLE IV.	GENERAL PROVISIONS

4.1           Acquisition Events. Upon the occurrence of an Acquisition Event (as defined below), or the execution by the Company of any agreement with respect to an Acquisition Event, the authorized administrator of the Plan shall take any one or more of the following actions with respect to the RSUs and the Option: (i) provide that the RSUs and/or the Option shall be assumed, or equivalent equity compensation shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); (ii) upon written notice to Executive, provide that any portion of the RSUs that are vested but not converted and/or any portion of the Shares underlying the Option that are vested but not exercised will become converted or exercisable, as the case may be, in full as of a specified time (the “Acceleration Time”) prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by Executive between the Acceleration Time and the consummation of such Acquisition Event; (iii) in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition Event (the “Acquisition Price”), provide that (A) the unvested RSUs shall terminate upon consummation of such Acquisition Event and Executive shall receive, in exchange therefor, a cash payment equal to the amount equal to the Acquisition Price multiplied by the number of shares of Common Stock subject to such unvested RSUs, (B) the Option shall terminate upon consummation of such Acquisition Event and Executive shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the Acquisition Price multiplied by the number of shares of Common Stock subject to the Option (whether or not then convertible or exercisable), exceeds (y) the aggregate exercise price of the Option; and (iv) provide that the unvested RSUs and/or the Option (A) shall become exercisable, realizable or vested in full, or shall be free of all conditions or restrictions, as applicable to the Option, prior to the consummation of the Acquisition Event, or (B), if applicable, shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof).

An “Acquisition Event” shall mean: (a) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) any sale of all or substantially all of the assets of the Company; or (c) the complete liquidation of the Company.

4.2           Acceleration. The authorized administrator of the Plan may at any time provide that the Option shall become immediately exercisable in full or in part, that the Option may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

4.3           Golden Parachute Payment Excise Tax Protection. In the event that the excise tax imposed by Section 4999 of the Code, (or any successor penalty or excise tax subsequently imposed by law) applies to any payments or benefits specifically paid or conferred only under this Agreement (the “Excise Tax”), an additional amount shall be paid by the Company to the Executive equal to the amount of such Excise Tax (the “Gross Up Payment”); provided, however in no event shall the aggregate amount payable by the Company to Executive for any excise tax imposed by Section 4999 of the Code pursuant to this Agreement and all other agreements between the Company and Executive exceed $250,000. The Company and its advisers shall make the determination of the amount of the Gross Up Payment. To the extent that the amount of such Gross Up Payment exceeds the amount of Excise Tax actually paid by Executive, Executive shall promptly pay to the Company such excess amount.

ARTICLE V.	TRANSFERABILITY

5.1           Nontransferability of Agreement, RSUs and the Option. This Agreement, the RSUs and the Option may not be sold, assigned, transferred, pledged or otherwise encumbered by Executive, either voluntarily or by operation of law, except by will or the laws of descent and distribution. Notwithstanding the foregoing, Executive’s transfer to a revocable trust that is solely for the benefit of Executive and Executive’s spouse and/or issue during Executive’s lifetime and transfer under such trust at Executive’s death to the trust’s intended beneficiaries shall not be deemed to be prohibited by the foregoing provisions. If any person other than Executive, Executive’s then current spouse, and Executive’s issue shall possess a vested interest in such trust during the lifetime of Executive, such interest shall not be recognized hereunder as giving such person any right to the benefit of any RSUs or the shares of Common Stock issuable upon conversion thereof. In such event the RSUs shall revest in Executive as if such transfer in trust had not occurred. During the lifetime of Executive, the RSUs and the Option shall be exercisable only by Executive.

ARTICLE VI.	MISCELLANEOUS

6.1           Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which Executive hereby acknowledges receiving with this Agreement.

6.2           No Right to Continued Employment. This Agreement shall not confer upon Executive any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate Executive’s employment at any time.

6.3           No Right as Stockholder. Executive shall not be entitled to vote any shares of Common Stock that may be acquired through conversion of RSUs or the Shares underlying the Option to Common Stock, shall not receive any dividends attributed to such shares of Common Stock, and shall have no other rights of a stockholder with respect to the RSUs and/or the Option unless and until the Common Stock issuable upon conversion of the RSUs has been delivered to Executive or the Option is duly exercised by Executive and the Common Stock is issued.

6.4           Compliance with Law and Regulations. This Agreement and the obligation of the Company to issue, sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for Shares or to remove restrictions from shares of Common Stock previously delivered until (a) the listing of such Shares on any stock exchange on which the Shares may then be listed, (b) all conditions have been met or removed to the satisfaction of the Company, (c) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, (d) Executive has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations and (e) the completion of any registration or qualification of such Shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. Moreover, the Option and the RSUs may not be exercised or converted to Common Stock if its exercise or conversion, or the receipt of Shares pursuant thereto, would be contrary to applicable law.

6.5           Adjustment to Common Stock. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, the number and class of securities each RSU shall be convertible into under this Agreement and the number of Shares underlying the Option shall be appropriately adjusted by Company to the extent the authorized administrator of the Plan shall determine, in good faith, that such an adjustment is necessary and appropriate.

6.6           Withholding. Executive shall pay to Company, or make provision satisfactory to Company for payment of, any taxes required by law to be withheld in connection with this Agreement no later than each Vesting Date upon which Company vests RSUs to Executive. No shares of Common Stock will be issued pursuant to the exercise of the Option unless and until Executive pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of the Option. Executive may satisfy such tax obligations by delivering to Company cash in the form of wire transfer or check and Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to Executive.

6.7           Common Stock Reserved. Company shall at all times during the term of this Agreement reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

6.8           Notices. Any notice hereunder to the Company shall be addressed to Beacon Power Corporation, Attn: Compensation Committee, 234 Ballardvale Street, Wilmington, MA 01887, and any notice hereunder to Executive shall be sent to the address reflected on the payroll records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

6.9           Delaware Law to Govern. This Agreement shall be construed and administered in accordance with and governed by the laws of the State of Delaware (without giving effect to any conflict or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

6.10         Certain Special Rules. To the extent that this Agreement and the grant of the RSUs and the Option hereunder become subject to the provisions of Section 409A of the Code, the Company and Executive agree that the RSUs and the Option may be amended, modified, rescinded or substituted by the Company with an award of comparable economic value as required to maintain compliance with the provisions of Section 409A of the Code.

6.11         Amendment of Agreement. Company may amend, modify or terminate this Agreement, provided that Executive’s consent to such action shall be required unless Company determines that the action, taking into account any related action, would not materially and adversely affect Executive.

6.12         Successors and Assigns; No Third Party Beneficiaries. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. There are no third party beneficiaries of this Agreement.

6.13         Entire Agreement. This Agreement and the Plan constitute the full and entire understanding and agreement of the parties with regard to the RSUs and the Option and supersede in their entirety all other prior agreements, whether oral or written, with respect thereto.

6.14	Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.

(a)            In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(b)            The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(c)            The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

(d)            This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

(e)            Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the Effective Date.

EXECUTIVE: By: /s/ Matthew L. Lazarewicz Signature Name: Matthew L. Lazarewicz Address:	BEACON POWER CORPORATION By: /s/ F. William Capp Signature Name: F. William Capp Title: President and Chief Executive Officer